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PROXY RESULTS

Stockholders of Seligman Quality Municipal Fund, Inc. voted on the following proposals at the Annual Meeting of Stockholders on May 17, 2001, in Baltimore, Maryland. The description of each proposal and number of shares voted are as follows:

ELECTION OF DIRECTORS:

Election by Holders of Preferred Shares and Common Shares:

                                     FOR              WITHHELD
                                 ------------       ------------
   Alice S. Ilchman              4,390,801             64,993
   Frank A. McPherson            4,395,342             60,452
   Leroy C. Richie               4,393,229             62,565
   Brian T. Zino                 4,402,684             50,110

Ratification of Deloitte & Touche LLP as independent auditors for 2001:

           FOR               AGAINST             ABSTAIN
       ------------       ------------        ------------
       4,398,607              9,671              47,516


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